Exhibit 10a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 9 to the Registration Statement No. 333-142455 on Form N-4 of our report dated April 24, 2012 relating to the financial statements of each of the portfolios of Separate Account No. 206 of AXA Equitable Life Insurance Company for the year ended December 31, 2011, and of our report dated March 8, 2012 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2011. We also consent to the reference to us under the headings “Condensed financial information” in Appendix I to the Prospectus and “Custodian and independent registered public accounting firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 24, 2012